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 FORM 3                                                                                                         OMB APPROVAL
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                                                                                                        OMB Number         3235-0104

                                                                                                        Expires:  September 30, 1998

                                                                                                        Estimated average burden
                                                                                                        hours per response...... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
     Donley     William     R.                Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)                                                  (Month/Day/Year)
     (Last)     (First)     (Middle)           4/20/99                      RailWorks Corporation
    c/o RailWorks Corporation              ----------------------------     RWKS                             -----------------------
    1105 Kenilworth Drive, Suite 301                                   ----------------------------------
----------------------------------------   3. IRS Identification         5. Relationship of Reporting        7. Individual or Joint/
             (Street)                         Number of Reporting           Person to Issuer                    Group Filing (Check
    Baltimore        MD       21204           Person, if an Entity          (Check all applicable)              applicable line)
----------------------------------------      (Voluntary)                      Director          10% Owner     X    Form filed by
      (City)      (State)      (Zip)       ----------------------------  -----            -----              -----  One Reporting
                                                                           X   Officer           Other              Person
                                                                         ----- (give      -----  (specify           Form filed by
                                                                               title below)      below)      -----  More than One
                                                                         Vice President of Manufacturing            Reporting Person
                                                                         and Supply
                                                                         ----------------------------------

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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                   (Print or Type Responses)
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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr. D)
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1. Stock Option (Right to Buy)   (1)       4/20/09      Common Stock     100,000      $10.375       D
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Explanation of Responses:

(1)  Exercisable in 25% increments on each of 4/20/99, 4/20/00, 4/20/01 and 4/20/02.

                                                                                 /s/  John J. Polatz, Power of Attorney    4/30/99
**Intentional misstatements or omissions of facts constitute Federal Criminal   --------------------------------------   -----------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person              Date

Note. File three copies of this form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, See Instruction 6 for procedure.

                                                     (Print or Type Responses)
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
                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that the undersigned hereby constitutes and appoints Harold C. Kropp, Jr., John J. Polatz, Carla J. Berkenkemper and Nancy
S. Noppenberger, and each of them, the true and lawful agents and attorneys-in-fact of the undersigned, with full power to appoint a substitute or substitutes to act hereunder, for the undersigned and in his name, to execute and file with the Securities Exchange Commission on behalf of the undersigned or on behalf of any trust with respect to which the undersigned serves as a trustee, any Form 3s, Form 4s or Form 5s (or any amendments thereto) required to be so executed and filed by the undersigned or any such trust with respect to which the undersigned serves as trustee under Section
16(a) of the Securities Exchange Act of 1934, as amended (the "Act"), and the rules and regulations promulgated thereunder. The undersigned hereby gives to said agents and attorneys-in-fact, and to each of them, full power and authority to act in the premises, including, but no limited to, full power and authority to determine in his or their sole discretion the time when, purpose for and manner in which any powers herein conferred shall be exercised. The undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them, or any substitute or substitutes, may do by virtue hereof. This power of attorney shall remain valid and in full force and effect until the earlier of (i) the date on which the undersigned is no longer subject to the reporting requirements under Section 16(a) of the Act and the rules and regulations promulgated thereunder and (ii) the date on which this power of attorney is revoked in writing by the undersigned.

     IN WITNESS WHEREOF, the undersigned has duly executed this Power of Attorney this 29th day of April, 1999.


                                       /s/  William R. Donley
                                       ---------------------------------------
                                            William R. Donley

Sworn to and subscribed
before me this 29th day
of April, 1999


/s/ Katherine M. Marie
--------------------------------------------
Notary Public


My Commission expires:

--------------------------------------------
Notarial Seal
Katherine M. Marie, Notary Public
Pleasant Hills Boro, Alleghency County
My Commission Expires Nov. 15, 1999
--------------------------------------------
Member: Pennsylvania Association of Notaries
--------------------------------------------
[Notarial Seal]